UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 26, 2004
Date of Report (date of Earliest Event Reported)

ACCERIS COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-17973	59-2291344
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

9775 Businesspark Avenue, San Diego, CA 92131
(Address of principal executive offices and zip code)

(858) 547-5700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed from last report)

ITEM 5. OTHER EVENTS

During the quarter ended June 30, 2004, approximately $4.5 million was advanced by Counsel Corporation, including certain subsidiaries, (“Counsel”) to Acceris Communications Inc. (“Acceris”) pursuant to the existing keep well arrangement between Counsel and Acceris. The advances are evidenced by promissory notes attached hereto as Exhibits 10.44, 10.45 and 10.46.

On June 29, 2004, Acceris and Counsel agreed to extend the maturity date from June 30, 2005 to December 31, 2005 with respect to all outstanding loans payable owing to Counsel by Acceris as of June 30, 2004, which total approximately $47 million as of that date, including the three above referenced promissory notes. Accordingly, the underlying respective agreements and promissory notes, where appropriate, have been amended as of June 30, 2004 to reflect this extension and are attached hereto as Exhibits 10.47 through 10.52. All other terms of the respective loan agreements remain in effect. Advances under the affected loan agreements occurring after June 30, 2004 pursuant to the existing keep well arrangement will also be subject to the extended maturity date referenced above. The maturity date of the keep well agreement was not amended, and continues to be June 30, 2005. Counsel is the controlling shareholder of Acceris, owning approximately 92% of the outstanding shares of Acceris’ common stock.

ITEM 7. EXHIBITS

(c)	Exhibits

10.44	$1,000,000 Note dated May 26, 2004

10.45	$248,020 Promissory Note dated June 30, 2004

10.46	$3,223,848 Promissory Note dated June 30, 2004

10.47	First Amendment to Loan Agreement dated October 1, 2003

10.48	Fourth Amendment to Senior Convertible Loan and Security Agreement dated March 1, 2001

10.49	First Amendment to Amended and Restated Loan Agreement dated January 30, 2004

10.50	First Amendment to Loan Agreement dated January 26, 2004

10.51	Amended and Restated Promissory Note ($2,050,000)

10.52	Amended and Restated Promissory Note ($7,600,000)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 19, 2004	By:	/s/ Gary M. Clifford Name: Gary M. Clifford Title: Chief Financial Officer and Vice President of Finance